[Tri-County Financial Corporation Letterhead]


Dear Shareholder:



I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County (the "Bank"), for the three months ended March 31, 2009. Net income, when compared with the previous year's three month period, declined by $546,401 to $769,840, compared to $1,316,241 for the same period in 2008. For the three months ended March 31, 2009, diluted earnings per share were $0.19, compared to $0.45 for the three months ended March 21, 2008. The decline in net income was largely attributable to the effect of the Federal Reserve's actions to reduce interest rates by 5% over the last six quarters beginning in mid-2007. Total assets increased to $740,142,573, up $23,457,663 from December 31, 2008, for an annualized rate of 13%, primarily due to growth in loans during the first quarter of $21,816,480.

Net interest income for the three months ended March 31, 2009 was flat as earning asset growth was offset by the impact of the interest rate reduction. Net interest income increased only slightly from the same period in 2008, while non-interest income decreased minimally over the comparable period. The asset quality of the Bank's portfolio of investments and loans remained strong. With the duration of the recession still uncertain and the overall economic conditions deteriorating, the provision for loan loss was increased to $532,885 in the first quarter of 2009 compared to $160,224 in the comparable quarter of 2008. The Bank's non-interest expense increased by 13.8% from the comparable period in the prior year. This increase was due to the increase in staff and bankers to support the growth in overall operations during the past year, as well as expenses associated with the operation of the new Lusby branch and the recently completed regional banking center at Leonardtown.

The continued success in growing the earning assets of the Bank has been facilitated by the Company's participation in the Emergency Economic Stabilization Act of 2008, wherein the Company issued $15.5 million in preferred stock to the U.S. Treasury. You will recall from our previous shareholder letter that Community Bank was encouraged by our federal regulators to participate in the program due to our financial strength and market position. As a result of the infusion of additional capital, the Bank is able to meet the deposit and borrowing needs of our marketplace and add to the stability of the economy of Southern Maryland. The performance of our loan portfolio has remained consistently above our peer banks and is closely monitored to allow for early identification and mitigation of any credit stress among our borrowers.

As we navigate our way through the economic crisis, your Board and management are carefully seeking opportunities to strengthen our Bank and to safely grow the value of the Company's franchise and share value. With your continued support, I am cautiously optimistic that we may have turned the corner of the crisis and are beginning to recover from its impact on our local economy.


Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board